Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nuvei Corporation of our report dated March 8, 2023 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Nuvei Corporation’s Annual Report on Form 40-F for the year ended December 31, 2022. We also consent to the reference to us under the heading “Interests of Experts” which appears in the Annual Information Form, filed as Exhibit 99.1 to the Annual Report on Form 40-F for the year ended December 31, 2022, which is incorporated by reference in this Registration Statement.

/s/PricewaterhouseCoopers LLP

Montréal, Canada

August 9, 2023